Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-295-8678 x 215

NEOPHARM ANNOUNCES SECOND QUARTER AND FIRST HALF

2005 FINANCIAL RESULTS

•                  Second Quarter Net Loss Reduced to $7.7 million; Net Cash Use of $6.1 million

•                  First Half Net Loss Reduced to $18.5 Million; Net Cash Use of $14.8 million.

•                  Guidance Update:  Projected Full Year 2005 Net Loss and Net Cash Usage Reduced

LAKE FOREST, Illinois – July 29, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the second quarter and first six months ended June 30, 2005.

Operating Results and Cash Used in Operations

The Company reported a net loss of approximately $7.7 million, or $0.32 per basic and diluted share, for the second quarter of 2005.  The second quarter loss is down $7.1 million from a net loss of approximately $14.8 million, or $0.63 per basic and diluted share for the second quarter of 2004, and is also approximately $3.2 million lower than the $10.9 million, or $0.46 per basic and diluted share, reported for the first quarter of 2005.

The Company reported a net loss of approximately $18.5 million, or $0.79 per basic and diluted share, for the six-month period ended June 30, 2005, down $10.5 million from a net loss of approximately $29.0 million, or $1.28 per basic and diluted share for the six-month period ended June 30, 2004.

The second quarter and first half 2005 lower operating losses reflect the receipt of $2.5 million in connection with a loan repayment agreement associated with a note receivable deemed impaired in 2003, and $350,000 recognized as revenue in the second quarter upon delivery of a customized NeoPhectin formulation to a customer, a privately held biotechnology company.  The favorable comparisons also reflect the effects of cost reduction activities initiated in the fourth quarter of 2004 and enhanced in the first and second quarters of 2005, along with continuing efforts to utilize capital prudently.

Net cash used in operations in the second quarter of $6.1 million and $15.5 million in the first half were $7.9 million and $10.8 million, respectively, lower than the year earlier periods, reflecting the items noted above, together with the $2.0 million first quarter 2005 license fee received from the Company’s Japanese license partner and associated with the Company’s most promising near-term cancer drug candidate, cintredekin besudotox.

The Company’s cash and cash equivalents of approximately $48.3 million as of June 30, 2005 were lower by approximately $6.1 million and $14.8 million, respectively, as compared to cash and cash equivalents of $54.4 million as of March 31, 2005 and $63.1 million as of December 31, 2004.

-more-

“We are pleased with our second quarter and first half 2005 results,” said Ronald G. Eidell, NeoPharm’s President and Chief Executive Officer.  “Our top priority remains full and timely enrollment of the Phase III PRECISE trial.  We continue to expect full enrollment in the trial by the end of 2005, despite the anticipated summer enrollment slow down.  We are also focused on managing our spending, while developing and advancing our entire drug pipeline.”

PRECISE Trial Update

During the second quarter, the Company’s independent Data Monitoring Committee, responsible for overseeing the Company’s Phase III PRECISE trial, met, analyzed, and reviewed the data for the trial’s first futility analysis, and recommended that the PRECISE trial continue as planned.  As of June 30, 2005, the PRECISE trial had enrolled 210 patients.  Assuming the Company enrolls an average of 15 patients per month in the PRECISE trial for the balance of the year, full PRECISE trial enrollment would be completed by December 31, 2005.  Current patient enrollment information for PRECISE is updated monthly at http://www.precisetrial.com/index.php?section=8.

Financial Projections

The Company now projects a narrower net loss range for 2005 of approximately $37 million to $39 million, or approximately $1.57 to $1.66 per share in 2005.  The Company now estimates that the 2005 projected net loss will result in cash used in operations of less than $35 million. This includes certain costs associated with the commercialization of cintredekin besudotox, which costs had previously been planned for 2006.  NeoPharm believes that the current level of cash and cash equivalents can support the Company’s activities through the fourth quarter of 2006 at current and projected levels of development and general corporate activity.

Conference Call

NeoPharm will host a conference call to discuss these financial results.  The conference call will be held on:

Friday, July 29, 2005 at 11:00 a.m. Eastern/8:00 a.m. Pacific

Domestic:	800-510-0178, passcode 53491307
International:	617-614-3450, passcode 53491307

Audio replays will be available through August 5, 2005.

Domestic:	888-286-8010, passcode 90182269
International:	617-801-6888, passcode 90182269

The live call and replay will also be available via webcast at www.neophrm.com.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development, and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to,  the PRECISE trial, and patient enrollment,  projections  for such trials, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to cintredekin besudotox,  uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2005	2004	2005	2004

Revenues	$454,600	$19,080	$525,900	$31,280

Expenses:
Cost of revenues	1,060	298	1,350	542
Research and development	7,960,917	12,008,378	16,034,678	23,257,605
Selling, general, and administrative	3,051,288	3,018,566	6,284,597	6,253,999
Recovery of note receivable	(2,500,000)	—	(2,500,000)	—
Total expenses	8,513,265	15,027,242	19,820,625	29,512,146

Loss from operations	(8,058,665)	(15,008,162)	(19,294,725)	(29,480,866)

Interest income	401,364	248,683	773,151	474,197

Net loss	$(7,657,301)	$(14,759,479)	$(18,521,574)	$(29,006,669)

Net loss per share-basic and diluted	$(0.32)	$(0.63)	$(0.79)	$(1.28)

Shares used in computation of net loss per share:
Basic and diluted	23,561,539	23,244,608	23,515,755	22,578,297

Balance Sheet Data:

(Unaudited)

	June 30,	December 31,
	2005	2004
Cash and cash equivalents	$48,304,819	$63,106,655
Total assets	$51,804,624	$67,434,371
Current liabilities	$8,766,866	$9,204,096
Accumulated deficit	$(207,821,597)	$(189,300,028)
Total stockholders’ equity	$41,037,763	$58,230,275